AGREEMENT AND PLAN OF MERGER
 FOR THE MERGER OF FINAXA AND SGCI WITH AND INTO AXA

The following is a free translation of the French language document and is provided for information purposes only. Only the original French language document shall govern with respect to the matters described herein

AGREEMENT AND PLAN OF MERGER

BETWEEN THE UNDERSIGNED:

1) AXA, a limited liability company with a Management Board and a Supervisory Board (société anonyme à Directoire et Conseil de surveillance) with a share capital of 4,370,337,149.30 euros, having its registered office at 25, avenue Matignon, 75008 Paris, registered under number 572 093 920 RCS Paris, represented by Mr. Henri de Castries pursuant to an authorization of the Management Board dated June 29, 2005,

(hereafter referred to as “AXA” or “the Acquiring Company”)

ON THE ONE HAND,

AND:

2) FINAXA, a limited liability company (société anonyme) with a share capital of 230,554,694.15 euros, having its registered office at 23, avenue Matignon, 75008 Paris, registered under number 302 995 998 RCS Paris, represented by Mr. Claude Bébéar pursuant to an authorization of the Board of Directors dated June 29, 2005,

(hereafter referred to as “FINAXA”)

ON THE SECOND HAND,

AND:

3) SGCI, a limited liability company (société par actions simplifiée) with a share capital of 43,047,585 euros having its registered office at La Défense 4, Cœur Défense Tour B - 100 esplanade du Général de Gaulle, 92932 Paris La Défense Cedex, registered under number 086 850 070 RCS Nanterre, represented by Colisée Gérance (itself represented by Mr. Pierre Vaquier) in its capacity as President,

(hereafter referred to as “SGCI”)

ON THE THIRD HAND

FINAXA and SGCI hereafter collectively referred to as the “Acquired Companies”.

THE PARTIES AGREE AND CONTRACT AS FOLLOWS:

I.

CHARACTERISTICS OF EACH COMPANY;
MOTIVES AND GOALS OF THE MERGERS; FINANCIAL STATEMENTS
USED IN DETERMINING THE TERMS OF THE MERGERS
VALUATION METHODS

1.	Presentation of the companies

1.1	Characteristics of the parties to the mergers

1.1.1	FINAXA

FINAXA, incorporated on June 16, 1907, is a limited liability company (société anonyme) with a Board of Directors, subject to the provisions of the French Commercial Code. The duration of the company expires on December 31, 2025.

At the date hereof, FINAXA has a share capital of 230,554,694.15 euros. The share capital is divided into 75,591,703 shares with a nominal value of 3.05 euros per share, fully paid and all of the same class (of which 11,556 shares of its own stock were held on May 31, 2005) and which grant 122,555,357 voting rights.

The FINAXA shares are listed on the Eurolist market category A of Euronext Paris S.A. under the reference ISIN FR 0000033136.FINAXA has not issued any securities or other rights (whether giving access to its share capital or not) other than:

	–	the shares making up its share capital;
	–	the subscription stock options described in Schedule 1 (the “Subscription Options”), the exercise of which would give rise to the subscription of a maximum amount of 1,957,227 FINAXA shares. By decision of the Board of Directors of FINAXA dated June 29, 2005, and in order to freeze the share capital of FINAXA for the purpose of the merger, in accordance with the possibility granted under the Subscription Options plans, the ability to exercise the Subscription Options has been suspended from October 1, 2005 (inclusive) to the day following FINAXA’s Extraordinary General Meeting (inclusive) convened to approve the merger;

–	the 1997/2006 convertible bonds described in Schedule 2 (the “Convertible Bonds”) whose conversion would give rise to a maximum of 144,771 FINAXA shares. By decision of the Board of Directors of FINAXA dated June 29, 2005, in order to freeze the share capital of FINAXA for the purpose of the merger, in accordance with the possibility granted under the terms and conditions of the Convertible Bonds, the ability to convert the Convertible Bonds has been suspended from October 1, 2005 (inclusive) to the day following FINAXA’s Extraordinary General Meeting (inclusive) convened to approve the merger; and
–

the 1998/2007 exchangeable bonds described in Schedule 3 (the “Exchangeable Bonds”). A maximum amount of 50,530,301 AXA shares would be issued in exchange for the said Exchangeable Bonds. By decision of the Board of Directors of FINAXA dated June 29, 2005, in order to freeze the portion of the share capital of AXA subject to the decrease in share capital referred to in paragraph 1.3 of article 10 of this agreement, in accordance with the possibility granted under the terms and conditions of the Exchangeable Bonds, the ability to exchange the Exchangeable Bonds has been suspended from October 1, 2005 (inclusive) to the day following FINAXA’s Extraordinary General Meeting (inclusive) convened to approve the merger.

In addition, FINAXA and EXANE entered into a liquidity agreement on December 5, 2002 pursuant to which FINAXA gave EXANE a mandate to intervene on its behalf in order to allow the liquidity of the transactions and the regularity of the trading of the FINAXA shares. For such purpose, FINAXA has made available to EXANE a number of shares necessary to fulfill its obligations under this agreement. By decision of the Board of Directors of FINAXA dated June 29, 2005, in order to determine the number of shares of its own stock held by FINAXA for the purpose of the merger of FINAXA by AXA, purchase and sale transactions of FINAXA shares under the liquidity agreement have been suspended from October 1, 2005 (inclusive) to the day following FINAXA’s Extraordinary General Meeting (inclusive) convened to approve the mergers.

The corporate purpose of FINAXA, in France and abroad is:

–	the acquisition, the management and the disposal of any equity interest in any form whatsoever, in any French or foreign company or corporation regardless of the legal form or purpose, primarily in the insurance sector or related sectors, as well as any transactions of any nature directly or indirectly related to the foregoing or in furtherance thereof;
–	the acquisition, the management and the sale of any shares or of listed or non listed securities, as well as any movable assets or real property, shares or listed or non listed securities related to these assets;

In such context, any direct or indirect control over insurance companies of AXA by way of any acquisition of interest under whatever form in any French or foreign companies regardless of the legal form or purpose, the management and, as the case may be, the disposal of one or several of these interests, as well as any operations of any nature directly or indirectly related to the above or in furtherance thereof.

More generally, any industrial, commercial, financial, securities and real property transactions, in particular those impeding the protection of the trademarks and initials of AXA, directly or indirectly related to one of the purposes defined above or to any similar or related purpose, or in furtherance thereof.

The fiscal year starts on January 1 and ends on December 31 of each year.

1.1.2	SGCI

SGCI, incorporated on June 30, 1960, is a limited liability company (société par actions simplifiée), subject to the provisions of the French Commercial Code. The duration of the company expires on May 29, 2059.

At the date hereof, SCGI has a share capital of 43,047,585 euros. The share capital is divided into 2,869,839 shares with a nominal value of 15 euros per share, fully paid and all of the same class.

SGCI has never been a listed company and has not issued any securities or other rights (whether giving access to its share capital or not) other than the shares making up its share capital.

The entire share capital and voting rights of SGCI are held by AXA.

The corporate purpose of SCGI, directly or indirectly, in France and abroad, is:

The acquisition by means of purchase, contribution, construction or any other means of lands and buildings built for industrial, commercial, agricultural or living purposes for the management of these buildings by means of rent, and exceptionally the sale of the said assets.

To achieve its development, SGCI will have the ability to add to its corporate purpose:

	–	the acquisition of any equity interest, shareholding or control, in any form whatsoever, in any company or corporation involved in particular in financial, commercial, industrial, agricultural, securities and real property existing operations or to be created;
	–	any operations for the placement or use of funds of the company;

	–	and generally, any commercial, industrial, agricultural, financial, securities and real property operations directly or indirectly related to the aforementioned purposes and in furtherance thereof.
The fiscal year starts on January 1 and ends on December 31 of each year.

1.1.3	AXA

AXA, incorporated on November 6, 1852, is a limited liability company (société anonyme) with a Supervisory Board and a Management Board  subject to the provisions of the French Commercial Code and the French Insurance Code. The duration of the company expires on December 31, 2059.

At the date hereof, AXA has a share capital of 4,370,337,149.30 euros. The share capital is divided into 1,908,444,170 shares with a nominal value of 2.29 euros per share, fully paid and all of the same class.

The AXA shares are listed on the Eurolist market category A of Euronext Paris S.A. under the reference ISIN FR 0000120628 and on the New York Stock Exchange as American Depositary Shares (ADS).

AXA has not issued any securities or other rights (whether giving access to its share capital or not) other than the shares making up its share capital, the subscription stock options and the subordinated convertible bonds described in Schedule 4. In addition, AXA issued, under its Company’s Savings Plan (PEE), shares with subscription warrants (ABSA) in favor of German employees of the AXA Group.

The main corporate purpose of AXA, in France and abroad is :

	–	the acquisition of any equity interest, in any form whatsoever, in any French or foreign company or corporation regardless of the legal form, the management and, as necessary, the disposal of these equity interests, as well as any operation of any nature directly or indirectly related to this purpose or in furtherance thereof;
	–	in particular, the acquisition and management of equity interest, in any form whatsoever, directly or indirectly in any French or foreign company engaged in insurance business.

The fiscal year starts January 1 and ends on December 31 of each year.

1.2	Relationships between Acquired Companies and Acquiring Company

1.2.1	Shareholdings relationships

On May 31, 2005, based on the existing shares, FINAXA holds directly and in full ownership 262,138,751 AXA shares, representing approximately 13.74%

of AXA’s share capital giving right to 506,009,311 voting rights, i.e. 21.97% of AXA’s voting rights.

After completion of the Preliminary Mergers, as defined hereafter, FINAXA will hold 336,338,096 AXA shares, representing approximately 17.62% of the share capital giving right to 640,595,144 voting rights, i.e. 27.82% of AXA’s voting rights.

At the date hereof, AXA holds the entire share capital and voting rights of SGCI.

1.2.2	Guarantees/ mutual board members and managers/ agreements between the Acquired Companies and the Acquiring Company

(i)	Guarantees:

None

(ii)	Mutual board members and managers:

	–	Mr. Claude Bébéar (Chief Executive Officer of FINAXA and Chairman of the Supervisory Board of AXA)

	–	Mr. Henri de Castries (Chairman of the Management Board of AXA and Vice-President of the Board of Directors of FINAXA)

	–	Mr. Henri Lachman (director of FINAXA and member of the Supervisory Board of AXA)

	–	Mr. Henri Hottinguer (director of FINAXA and member of the Supervisory Board of AXA)

(iii)	Mutual subsidiaries:

	(a)	AXA and FINAXA

None

	(b)	AXA and SGCI

AXA and SGCI hold respectively 0.55% and 99.45% of the share capital of Colisée 21 Matignon, a limited liability company (société par actions simplifiée) with a share capital of 5,850,000 euros, having its registered office at La Défense 4, Cœur Défense Tour B – 100 esplanade du Général de Gaulle, 92932 Paris La Défense Cedex, registered under number 414 871 327 RCS Nanterre.

(iv)		Agreements between the Acquired Companies and the Acquiring Company:

	(a)	AXA and FINAXA

–	FINAXA and AXA entered into a licensing agreement on May 21, 1996 pursuant to which FINAXA granted to AXA a non exclusive license to use the AXA trademark in countries in which AXA and its subsidiaries currently have operations. This agreement has been amended in January 17, 2001 and provides for the terms and conditions of the granting of licenses or sub-licenses for the subsidiary companies of AXA subject to the prior written consent of FINAXA.

Under the terms of this license, AXA is required to pay to FINAXA an annual fee corresponding, since January 1, 2005, to 80% of the revenue received by AXA under its sub-licenses granted to its subsidiaries, it being also specified that the contribution of FINAXA to the expenses of the AXA trademarks’ development incurred by the AXA Group has been removed on this same date; and

	–	this agreement.

	(b)	AXA and SGCI

None, save as for this agreement.

2.	Motives and goals of the transactions

The present agreement and plan of merger between the companies AXA and FINAXA is intended to simplify the shareholding structure of the AXA Group.

This operation is proposed to AXA and its shareholders, as an opportunity to improve the standing of the AXA stock and to increase the proportion of publicly traded shares. It also allows AXA to become the direct owner of the “AXA” trademark which is currently held by FINAXA and for which it pays an annual fee (in accordance with paragraph 1.2. (iv)).

This merger also allows FINAXA shareholders to improve the liquidity of their securities and to eliminate the holding company discount which currently affects the valuation of these securities.

In the meantime, AXA is also willing to submit to its shareholders the merger transaction of its subsidiary SGCI, which currently holds the entire share capital of the company owning one part of the real property composing its headquarters offices.

Prior to the above mentioned mergers, several internal restructuring operations within FINAXA are envisaged, as described in paragraph 5 (ii) of this agreement. The purpose of these restructurings stands in the fact that these companies with whom a merger with FINAXA is envisaged, hold AXA shares as their sole assets. The completion of the merger transaction of FINAXA by AXA will create direct shareholdings between AXA and these companies prohibited under the terms of article L. 233-29 of the French Commercial Code. These shares are not meant to be allocated to third parties, and so it is thus planned to proceed with preliminary merger transactions in order to facilitate the related decrease in share capital of AXA and to allow the cancellation of corresponding AXA shares.

3.	Financial statements of the companies used to settle the terms of the merger

The terms of the merger have been determined on the basis of the financial statements of the companies as of December 31, 2004. These financial statements appear in Schedule 5.

The financial statements were approved by:

	–	the Chairman of SGCI and were certified by its statutory auditors;
	–	the Board of Directors of FINAXA dated March 15, 2005 and were certified by its statutory auditors;
	–	the Management Board of AXA dated February 14, 2005 (and presented to the Supervisory Board of AXA dated February 23, 2005) and were certified by its statutory auditors

The financial statements of SGCI as of December 31, 2004, were approved by decision of its sole shareholder on June 14, 2005.

The financial statements of AXA and of FINAXA as of December 31, 2004, were approved by the annual General Meetings of each of the companies respectively on April 20 and May 10, 2005.

4.	Valuation methods

4.1	Merger of FINAXA with and into AXA

(i)	Contribution value

Pursuant to Rule n°2004-01 (§4.3) of the Comité de la Réglementation Comptable in relation to the accounting methods of mergers and similar operations, as amended, the merger is carried out on the basis of the fair market value (“valeur réelle”) of the contributed assets and the assumed liabilities transferred by FINAXA, since AXA and FINAXA are under the separate control (“contrôle distinct”) of the Mutuelles AXA pursuant to the said Rule and since the merger is completed “à l’endroit”.

(ii)	Withheld value for the exchange ratio

The terms of the withheld valuations to determine the exchange ratio of the FINAXA shares against the new shares issued by AXA are indicated in Schedule 7.

4.2	Merger of SGCI with and into AXA

(i)	Contribution value

Pursuant to Rule n°2004-01 (§4.3) of the Comité de la Réglementation Comptable in relation to the accounting methods of mergers and similar operations, as amended, the merger of SGCI with and into AXA is carried out on the basis of the net book value (“valeur nette comptable”) of the contributed assets and the assumed liabilities transferred by SGCI, SGCI being under the control of the Acquiring Company at the date hereof.

(ii)	Merger with renunciation

Since AXA holds, at the date hereof, all of the shares composing the share capital of SGCI the said transaction constitutes a full merger with renunciation.

Accordingly, no increase in the share capital of AXA as remuneration of the merger contribution of SGCI nor any exchange of the SGCI shares against the AXA shares, will take place, in accordance with article L. 236-3 of the French Commercial Code, nor determining correlatively an exchange ratio between the shares of SGCI on the one hand and those of AXA on the other hand.

5.	Significant transactions having an impact on the share capital of the companies and distributions of dividends that have occurred since January 1, 2005 or are to occur before the mergers

5.1	FINAXA

(i)	Distribution of dividends

By decision of the annual General Meeting of  FINAXA dated May 10, 2005, FINAXA has paid out a dividend amounting to 177,602,554.25 euros representing 2.35 euros per share.

The said General Meeting also approved the ability given to shareholders to opt for the payment of the dividend in shares. The option period is between May 16 and July 8, 2005 (inclusive) and the shareholders which will have not exercised the option within the allowed time frame will receive on July 15, 2005 payment of the dividend in cash.

In the case of the dividend paid in shares, the issuance price of the new shares is 59.11 euros per share.

In the event that all the shareholders would decide upon a dividend payment in shares, the share capital of FINAXA will be increased by a maximum amount of 9,164,063.55 euros and will thus be raised from 230,554,694.15 euros to 239,718,757.70 euros divided into 78,596,314 shares.

(ii)	Merger transactions

The merger transactions with FINAXA (the “Preliminary Mergers”), described below, were subject to the agreement and plan of merger, attached in Schedule 6 approved by the Boards of Directors of CFGA and FINAXA respectively on June 27 and 29, 2005 and by the management committees (Comités de direction) of Oudinot, FDR and Colisée on June 28, 2005.

Under the terms of the said agreement and plan of merger:

	•	The merger transactions will be carried out between FINAXA and the following companies:

		–	OUDINOT FINANCE, a limited liability company (société par actions simplifiée) with a share capital of 9,029,380.32 euros having its registered office at 23, avenue Matignon, 75008 Paris, registered under number 425 073 244 RCS Paris. The transaction will entail a contribution to FINAXA, on the basis of the net book value as of December 31, 2004, of a negative amount of net asset of 32,630,605 euros, taking into account the 418,997,540 euros of liabilities to be assumed and the 37,400,000 euros of loss provision for the interim period;
		–	COLISEE VENDOME, a limited liability company, (société par actions simplifiée) with a share capital of 38,125 euros having its registered office at 23, avenue Matignon, 75008 Paris, registered under number 403 197 601 RCS Paris. The transaction will entail a contribution to FINAXA, on the basis of the net book value as of December 31, 2004, of a net asset of 41,947 euros, taking into account the 553,766,444 euros of liabilities assumed by FINAXA;
		–	FDR PARTICIPATIONS, a limited liability company, (société par actions simplifiée) with a share capital of 7,200,900 euros having its registered office at 21, avenue Matignon, 75008 Paris, registered under number 429 369 366 RCS Paris. The transaction will entail a contribution to FINAXA, on the basis of a net book value as of December 31, 2004, of a net asset of 7,745,158 euros, taking into account the 6,059,332 euros of liabilities assumed by FINAXA.

These merger transactions will take effect retroactively as of January 1, 2005 from a tax and accounting point of view.

The said mergers are full mergers with renunciations, and will not entail any increase in the share capital of FINAXA.

•

The merger transaction will be implemented by FINAXA of COMPAGNIE FINANCIERE DES AGENTS GENERAUX D’AXA (“CFGA”), a limited liability company (société anonyme) with a share capital of 6,376,299.50 euros having its registered office at 21/23, avenue Matignon, 75008 Paris, registered under the number 348 527 581 RCS Paris. This transaction will entail a contribution to FINAXA, on the basis of the net book value as of December 31, 2004, of a net asset of 115,430,048 euros, taking into account the 27,629,263 euros of liabilities undertaken by FINAXA.

FINAXA will have to issue, as consideration for this merger contribution, 1,190,024 new FINAXA shares with a nominal value of 3.05 euros, for the CFGA shares not held by it, based on an exchange ratio of 11 FINAXA shares for 2 CFGA shares which will increase the numbers of shares composing the FINAXA share capital to 76,781,727 subject to the adjustments mentioned in paragraph 1 of article 9 of the present agreement. This merger transaction will take effect retroactively as of January 1, 2005 from a tax and accounting point of view.

The Extraordinary General Meeting of FINAXA convened to vote on the merger contemplated in this agreement will also vote beforehand on the Preliminary Mergers.

5.2	AXA

By decision of the annual General Meeting of AXA dated April 20, 2005, AXA paid out on April 20, 2005, to the 1,908,444,170 shares entitled to rights and benefits as of January 1, 2004, a dividend of 0.61 euro per share.

5.3	SGCI

None

6.	Other significant transactions and events that have occurred since January 1, 2004 or are to occur involving the Acquired Companies and the Acquiring Company

6.1

AXA and FINAXA

The annual General Meetings of AXA and FINAXA, convened on April 20 and May 10, 2005, authorized the said companies to purchase or sell their own shares in the conditions described in their respective share purchase programs.

6.2

SGCI

SGCI will proceed, before completion of the merger of SGCI with and into AXA, with the sale of a real property designated as building number 0027 located 20, rue Saint-Georges, 75009 Paris, of which it is the owner. The said building was valuated by an expert on December 31, 2004 at a fair market value of 9,646,000 euros.

II.

MERGER CONTRIBUTIONS OF THE ACQUIRED COMPANIES TO THE ACQUIRING COMPANY

ARTICLE 1	MERGER CONTRIBUTIONS

The Acquired Companies contribute to the Acquiring Company, by way of merger, pursuant to articles L. 236-1 et seq. of the French Commercial Code and articles D. 254 et seq of the Decree (Décret) dated March 23, 1967, as accepted by Mr. Henri de Castries, ex officio, under general warranties in-fact or at-law, all of the assets and liabilities making up their entire estate (patrimoine), it being acknowledged that:

–	the assets contributed to the Acquiring Company and the liabilities undertaken by it, described and listed below, were included in the estate of the Acquired Companies as of December 31, 2004, the ending date of the fiscal year used for the settlement of the merger conditions;
–	from a tax and accounting point of view, the mergers will take effect retroactively as of January 1, 2005 and that, correlatively, the results of all transactions, affecting the assets or liabilities, undertaken by the Acquired Companies from January 1, 2005 until the completion date of the mergers (which is December 16, 2005, subject to the conditions precedent provided in article 12 of this agreement), will be exclusively to the profit or the responsibility of the Acquiring Company, those operations being deemed to have been accomplished by the Acquiring Company, from an accounting point of view, from the same date;
–	the following list is, by principle, not a closed list. The present mergers constitute a universal transfer of the assets and liabilities (transmission universelle de patrimoine) making up the entire estate of the Acquired Companies;
–	the assets and liabilities contributed to the Acquiring Company or under its responsibility, such as they exist on December 31, 2004, are described in more detail in Schedule 8 and 9;
–	all the assets and liabilities of these companies will be transferred to the Acquiring Company in the state in which they are found at the effective date of the mergers as a result of the completion of the mergers and the universal transfer of the assets and liabilities of the Acquired Companies (transmission universelle de patrimoine).

In addition, the merger contributions of the Acquired Companies are agreed upon in accordance with the liabilities, clauses and conditions and, as regards the merger contribution of FINAXA by means of the allocation of the new shares issued by AXA, in accordance with the provisions hereafter.

ARTICLE 2	DESCRIPTION AND VALUATION OF THE CONTRIBUTED ASSETS, ASSUMPTION OF THE LIABILITIES, DETERMINATION OF NET ASSETS

1.

SGCI

The assets and liabilities comprised in the contributions of SGCI mentioned hereafter are those described in the balance sheet of SGCI as at December 31, 2004. They were valued at their net book value as specified in paragraph 4.2 (i) above.

1.1	Description and valuation of the contributed assets

In euros	Gross Value	Accumulated Depreciation	Net book value
Tangible Fixed Assets
Land	1,753,164		1,753,164
Buildings	5,275,379	950,428	4,324,951
Long-term loans and investments
Other investments	16,238,254	1,583,291	14,654,963
Receivables related to investments	6,742,563	3,726,988	3,015,576
Other long-term financial assets	3,095		3,095
Loans	8,926,687	8,749,107	177,580
Other long-term loans and investments	944		944

In euros	Gross Value	Accumulated Depreciation	Net book value
Total of Fixed Assets Contributed	38,940,085	15,009,813	23,930,272
Clients and related accounts	989,462	965,405	24,057
Other receivables	3,386,474		3,386,474
Cash	42,247,448		42,247,448
Total current assets	46,623,384	965,405	45,657,979

TOTAL AMOUNT OF ASSETS OF SGCI	69,588,250 euros

1.2	Liabilities of SGCI assumed by AXA

in euros
Loans and debts to credit institutions	545
Various loans and financial debts (including equity loans)	238,111
Advances and down payments received for orders in progress	20,808
Trade notes and accounts payables	106,198
Tax and social liabilities	52,107

in euros
Liabilities to fixed assets suppliers and related accounts	5,585
Other liabilities	153,604
Total amount of liabilities	576,956
Contingency provisions	762,245
Total amount of provisions	762,245

TOTAL AMOUNT OF LIABILITIES OF SGCI	1,339,201 euros

1.3	Determination of the net asset value contributed by SGCI in the merger

As a result of the foregoing designations and valuations:

	–	the assets contributed by SGCI amount to	69,588,250 euros
	–	the liabilities assumed by AXA amount to:	1,339,201 euros

NET ASSET VALUE CONTRIBUTED BY SGCI	68,249,049 euros

2.	FINAXA

The assets and liabilities comprised in the contributions of FINAXA listed hereafter are those described in the balance sheet of FINAXA as at December 31, 2004. They were valued at their fair market value as specified in paragraph 4.1(i) aforementioned.

2.1	Description and valuation of the contributed assets

In euros	Gross Value	Accumulated Depreciation	Net book value
Intangible fixed assets	307,300,000		307,300,000
Long-term loans and investments	6,126,416,403		6,126,416,403
Total intangible fixed assets	6,433,716,403		6,433,716,403
Receivables	7,069,278		7,069,278
Marketable securities	5,047,861		5,047,861
Cash	12,204,107		12,204,107
Total current assets	24,321,246		24,321,246

TOTAL AMOUNT OF ASSETS OF FINAXA	6,458,037,649 euros

2.2	Liabilities of FINAXA assumed by AXA

en euros
Loans and financial debts	1,272,833,958
Loans and debts to credit institutions	378,602
Tax and social liabilities	2,795,856

en euros
Other liabilities	11,319,782
Total amount of liabilities	1,287,328,187

TOTAL AMOUNT OF LIABILITIES OF FINAXA	1,287, 328,187 euros
- to which shall be added the aggregate amount of the dividend distribution paid out during fiscal year 2004:	177,602,554 euros

TOTAL AMOUNT OF LIABILITIES ASSUMED	1,464,930,741 euros

2.3	Determination of the net asset value contributed by FINAXA in the merger

As a result of the foregoing designations and valuations:

	–	the assets contributed by FINAXA amount to:	6,458,037,649 euros
	–	the liabilities assumed by AXA amount to:	1,464,930,741 euros

TOTAL NET ASSET VALUE CONTRIBUTED BY FINAXA	4,993,106,908 euros

ARTICLE 3	OFF-BALANCE SHEET COMMITMENTS

Irrespective of the assets and liabilities described above, AXA shall benefit, if applicable, from the commitments given to FINAXA, and shall assume the obligations with respect to commitments given by FINAXA. The commitments given by FINAXA are by way of indication only described in Schedule 6 bis.

ARTICLE 4	OWNERSHIP AND ENJOYMENT OF THE MERGER CONTRIBUTIONS

The Acquiring Company shall become the owner and shall take possession of the property and rights contributed by the Acquired Companies on the date on which the present agreement and plan of merger shall become definitive subject to the satisfaction of the conditions precedent provided for in article 12 hereafter.

Pursuant to the provisions of article L. 236-3 of the French Commercial Code, the Acquiring Company undertakes, from the date of this agreement, to accept on the day that such property and rights are remitted to it, all the assets and liabilities making up the estate (patrimoine) of the Acquired Companies, as they then exist.

The Acquired Companies undertake, until completion of the mergers, to manage the property and rights contributed pursuant to the same principle, rules and conditions as applied in the past, and to not perform any act, disposal or action that may affect the ownership or the free disposal of those assets, without the prior written consent of the Acquiring Company.

ARTICLE 5	LIABILITIES AND GENERAL CONDITIONS OF THE MERGER OF THE ACQUIRED COMPANIES

As stated in article 2 above, the mergers of the Acquired Companies with and into the Acquiring Company are subject to the condition that the Acquiring Company pays the liabilities of the Acquired Companies.

Those liabilities and off-balance sheet commitments will be assumed by the Acquiring Company, who will become the obligor of those debts and other liabilities in lieu of the Acquired Companies without such assumption effecting a novation in respect to the creditors.

Generally, the Acquiring Company will assume all the liabilities and off-balance sheet commitments of the Acquired Companies, as they are at completion of the mergers, as well as all the expenses, rights and fees, including the cost of taxes and registration fees as a result of the dissolution of the Acquired Companies. However, the Acquiring Company will assume the liabilities which would not have been accounted for and transmitted pursuant to this agreement, as well as the liabilities incurred prior to January 1, 2005 but which will be revealed after completion of the mergers. In accordance with the legal provisions and rules in effect, the opposition from the creditors shall not prohibit the continuation of the merger transactions.

The above mentioned amounts indicating the liabilities of the Acquired Companies as of December 31, 2004 are provided on purely informative grounds and shall not constitute debt certificates towards alleged creditors who will be called upon, in any case, to establish their rights and justify their titles.

As a consequence, pursuant to articles L. 236-14 and L. 236-15 of the French Commercial Code, the creditors of the Acquiring Company and the Acquired Companies which debt was created prior to the announcement of this agreement and plan of merger shall have the right to object for a period of thirty (30) days running from the latest announcement of this agreement and plan of merger placed in an official legal paper for notices or in the Bulletin des Informations Légales Obligatoires.

The merger contributions of the Acquired Companies are also granted and accepted subject to the following charges and conditions:

1.	The Acquiring Company will take the assets contributed in the state they are at the completion of the mergers.
2.	The Acquiring Company shall purely and simply succeed to all the rights and obligations of the Acquired Companies which do not provide for any other guarantee than those held by the Acquired Companies;

3.	The Acquiring Company shall be responsible for and pay all taxes, premiums and insurance contributions, as well as any type of charges, whether ordinary or extraordinary, burdening or that could burden the goods and rights brought in and those that are or shall result from the operating of commercial establishments and actual rights brought in;

4.	The Acquiring Company shall be subrogated to the benefit of all rights, as well as the benefits and obligations of any contract, treaty, convention and/or transactions entered into by the Acquired Company with any administrative agency or third party, as well as to the benefits and obligations of any licenses or permits that may have been granted to the Acquired Companies.

5.	The Acquiring Company will personally obtain the approval by all third parties for this subrogation. The Acquired Companies commit themselves to undertake, whenever necessary, the necessary steps to transfer these contracts.

6.

Regarding the trademarks included in the merger contribution of FINAXA:

AXA shall have sole ownership and all the rights pertaining to it as from completion date of the merger.

Consequently, as from that date, AXA will have the sole right to use them freely as it pleases and at its own risks and benefits on the entire territory where these intangible assets are or shall be protected, it being acknowledged that AXA shall be succeeded and subrogated in all the rights and powers relevant to the conventions relating to these intangible assets entered into with third parties.

AXA shall also have the right in these territories, and as from this date, to proceed with, reclaim or to continue in its name, at its expenses, risks and benefit regarding not only demand but defense, all rights, proceedings and actions relating to these intangible assets.
7.	The Acquiring Company shall comply with all legislations, regulations, decrees and practices regarding the use of the property and assets contributed and will personally take action, at its own risks, for all authorizations which may be required.

8.	The Acquiring Company shall have, from and after the completion of the mergers, all powers to, in lieu of the Acquired Companies, initiate or continue any legal action or arbitration proceedings, to acquiesce in any decision, to pay or receive all amounts due as a result of such actions, proceedings and decisions relating to the transfer of the assets and liabilities.

9.	In the event the creditors or premises lessors make any objection to the contemplated mergers, within legal and regulatory conditions, the Acquiring Company shall, with the assistance of the Acquired Companies, take any action to obtain a withdrawal of the objection.

10.	The by-laws of AXA provide for double voting rights to the benefit of the shareholders holding their shares in a nominative form for more than two years. As a result of the merger, the double voting rights which FINAXA shareholders may benefit from will be rolled over to the AXA shares received by FINAXA shareholders following the merger of FINAXA with and into AXA, pursuant to article L. 225-124 of the French Commercial Code, it being also acknowledged that FINAXA shareholders of less than two years shall keep the credit of their shareholding period in FINAXA for the potential acquisition of the double voting rights in AXA.

11.	The Acquiring Company will procure, at its own cost, the registration in the books for its benefit of the securities, shares and equity interests of any kind contributed. Similarly, the Acquiring Company will notify to, at its own costs, an individual or legal entity concerned, that it holds the securities, shares and equity interests of any kind contributed in the merger.

12.	The Acquiring Company will complete all the required procedures in order to make the transfer of the various assets and rights contributed in the merger binding upon third parties. The holder of a copy or a certified extract of this agreement shall have the powers to effect the foregoing.

13.	The Acquiring Company shall be required to pay the liabilities contributed to it according to the terms and conditions on which they are and will become due, to pay all the interests and more generally to perform all the terms and conditions of any existing loan agreement or account receivable in the same manner as the Acquired Companies were obligated, and including an early prepayment.

The Acquiring Company shall be subject to all guarantees that have been granted relating to the liabilities that it assumes.

The Acquiring Company shall also be subject, and in the same conditions, to the performance of the guarantees and securities granted by the Acquired Companies, and shall benefit from all counter-guarantees and securities.

In the event a slightest difference is revealed between the liabilities declared above and the amounts requested by third parties and acknowledged to be payable, the Acquiring Company shall be responsible for paying or will benefit from all possible surplus without a possible claim from either party. This will also apply in the event of an insufficiency in the provisions included in the assumed liabilities.

14.	The Acquired Companies should, at the first request of the Acquiring Company, and until the completion of the mergers, contribute to the establishment of any complementary, modifying, reiterative actions or confirmative of this action and provide for all justifications and signatures which could be necessary to make the universal transfer of assets and rights in and, in particular, the transfer of securities and guarantees , and should also return all titles and evidences in their possession with regard to these contributed assets or rights.

ARTICLE 6	ASSUMPTION BY AXA OF THE OBLIGATIONS OF FINAXA UNDER THE SUBSCRIPTION OPTIONS, THE CONVERTIBLE BONDS AND THE EXCHANGEABLE BONDS

1.

Subscription Options

AXA hereby undertakes to succeed to all the obligations of FINAXA vis-à-vis the holders of Subscription Options described in Schedule 1.

As a result, after the completion of the merger of FINAXA with and into AXA, the Subscription Options granted by FINAXA which would not have been exercised will be exercisable in AXA shares. The number and the exercise price of the relevant shares shall be adjusted to take into consideration the exchange ratio, referred to in article 8 below, applicable to FINAXA shareholders, except for additional adjustments which may occur as a result of subsequent financial transactions.

The Extraordinary General Meeting of AXA convened to approve the mergers contemplated in this agreement will be invited to aknowledge the above mentioned undertaking and AXA shareholders will be invited to vote upon the waiver of their preferential subscription right attached to the AXA shares to be issued from time to time pursuant to the exercise of the Subscription Options.

2.

Convertible Bonds

Pursuant to the terms and conditions of the Convertible Bonds, the merger of FINAXA with and into AXA shall previously be subject to the approval of the general meeting of the Convertible Bonds holders. In the event that the general meeting of the Convertible Bonds holders refuses or in the absence of a valid vote due to the absence of quorum, the Board of Directors of FINAXA may decide to disregard it in compliance with applicable legal requirements.

In accordance with article L. 228-101 of the French Commercial Code, AXA shall, from the completion of the merger, succeed, as of right, to the obligations of FINAXA pursuant to the Convertible Bonds.

The number of AXA shares which the Convertible Bonds holders shall claim in the case of a conversion of the said Convertible Bonds shall be determined by applying the exchange ratio, referred to in article 8, to the number of FINAXA shares to which the bonds give right. The conversion of the Convertible Bonds shall give right to a maximum amount of 542,893 AXA shares to be created, subject to subsequent financial adjustments. In accordance with article L. 228-101 of the French Commercial Code, an opinion of the merger appraisers shall be given in respect to the number of AXA shares to be created.

In accordance with article L. 228-101 of the French Commercial Code, the approval of the merger by the General Meeting of AXA will entail renunciation, to the benefit of the Convertible Bonds holders, by the shareholders to the preferential subscription right attached to the AXA shares to be issued from time to time pursuant to the conversion of the Convertible Bonds.

3.

Exchangeable Bonds

Pursuant to the provisions of the terms and conditions of the Exchangeable Bonds, the merger of FINAXA with and into AXA shall previously be subject to the approval of the general meeting of the Exchangeable Bonds holders. In the event that the general meeting of the Exchangeable Bonds holders refuses or in the absence of a valid vote due to the absence of quorum, the Board of Directors of FINAXA may decide to disregard it in compliance with applicable legal requirements.

In addition, the Management Board of AXA dated June 29, 2005, after approval of the Supervisory Board of AXA, decided, taking into consideration the merger transaction, to exercise the “successor clause” provided in the terms and conditions of the Exchangeable Bonds, applicable in case of a merger between AXA and FINAXA. In accordance with this clause, the Exchangeable Bonds holders shall, subject to the approval of AXA shareholders, receive bonds convertible into AXA shares in exchange for the said Exchangeable Bonds. The terms and conditions of the AXA convertible bonds shall be decided by the Management Board to be convened following the suspension of the exchange and conversion transactions referred to in paragraph 1.1.1 of this agreement, it being acknowledged that AXA convertible bonds issued in exchange shall have a nominal value, a maturity date, terms of redemption and terms and conditions of consideration identical to the existing terms of the Exchangeable Bonds. As a result, subject to the approval of the Extraordinary General Meeting of AXA convened to approve the mergers, the Exchangeable Bonds holders shall receive in exchange for each Exchangeable Bond, one bond convertible into AXA shares to be specifically issued to them. The issuance of AXA convertible bonds shall be subject to a visa of the French stock market authority (Autorité des marchés financiers).

Considering that the issuance of AXA convertible bonds will be reserved to the Exchangeable Bond holders, the Extraordinary General Meeting of AXA, which decided this issuance, shall remove the preferential subscription right of AXA shareholders on the AXA convertible bonds.

Pursuant to article L. 225-132 of the French Commercial Code, the decision to issue AXA convertible bonds will entail renunciation for AXA shareholders to the preferential subscription right attached to AXA shares to be issued from time to time pursuant to the conversion of the AXA convertible bonds.

In the event that, for whatever reason, the aforementioned issuance could not be completed, the provisions of article L. 228-101 of the French Commercial Code shall apply. Accordingly, AXA shall, from the completion of the merger, succeed to all obligations of FINAXA pursuant to the Exchangeable Bonds. The exchange of Exchangeable Bonds will give right to a maximum of 50,530,301 existing AXA shares, subject to subsequent financial adjustments. In accordance with article L. 228-101 of the French Commercial Code, an opinion of the merger appraisers shall be given in respect to the number of existing AXA shares.

ARTICLE 7	DECLARATIONS REGARDING THE ACQUIRED COMPANIES AND THEIR CONTRIBUTIONS IN THE MERGER

Mr. Claude Bébéar and Pierre Vaquier, ex officio, jointly and not severally, make the following declarations:

1.	Regarding the Acquired Companies
	–	that FINAXA and SGCI are not currently and have never been in insolvency, bankruptcy, legal or privately negotiated liquidation, or under any similar proceedings and are not likely to be subject to such proceedings after the date of this agreement;
	–	that they have not been subject to any criminal judgment or any other measure that could adversely affect their civil capacity or their freedom to transfer their assets;

–	that they are registered at INSEE under reference: 302 995 998 RCS Paris (for FINAXA) and under reference: 086 850 070 RCS Nanterre (for SGCI) ;
–	that they are not currently nor likely to be subject to any legal proceedings which could hinder or prohibit the exercise of their activity;
–	that they are up to date, with respect to the contributed assets, in the payment of their taxes, social charges and parafiscal taxes, as well as any other obligations owed to the tax administration and the various social security authorities;
–	that their estates are not threatened by any expropriation measure;
–	that all the accounting books, other registers and archives and any other complementary or supporting documents will be delivered to the Acquiring Company at the completion of the mergers;
–	that since January 1, 2005, FINAXA has not taken any action which could modify the exchange ratio adopted for the merger of FINAXA with and into AXA.

2.	Regarding the merger contribution

	–	that the contributions do not include any real property assets or rights;
	–	that the contributed assets are not subject to any pledge, privilege, seizure or right of any kind which can encumber or restrict the quiet enjoyment, transfer or use of the property right;
	–	that the contributions do not include any off-balance sheet liabilities beneficial to, or given by the Acquired Companies other than those mentioned in this agreement;
	–	that the contribution of FINAXA does not include any agreement which could modify the exchange ratio described in article 8 of this agreement;
	–	that the contribution of FINAXA does not include any commitment (financial or otherwise) which could modify the exchange ratio used for the merger of FINAXA with and into the Acquiring Company.

III

EXCHANGE RATIO
CONTRIBUTION CONSIDERATION
INCREASE IN THE SHARE CAPITAL OF AXA
EXPECTED AMOUNTS OF THE MERGER PREMIUM AND LOSS ON CANCELLED SHARES
DECREASE IN THE SHARE CAPITAL OF AXA
DISSOLUTION OF ACQUIRED COMPANIES

ARTICLE 8	EXCHANGE RATIO

In order to determine the merger consideration for the contribution of FINAXA and the exchange ratio between the FINAXA shares and the AXA shares, an estimate of the relative values of FINAXA and AXA, as well as of their shares, was undertaken according to the principles described in Schedule 7.

As a result of these evaluations, the merger exchange ratio has been fixed at 3.75 AXA shares for 1 FINAXA share i.e. an exchange ratio of 15 AXA shares for 4 FINAXA shares.

ARTICLE 9	CONTRIBUTION CONSIDERATION

1.	Contribution consideration of FINAXA to AXA

In accordance with the provisions of article L. 236-3 of the French Commercial Code, the FINAXA shares held by FINAXA itself will not be exchanged in the merger, these shares being purely and simply cancelled subject to the completion of the merger. As of May 31, 2005, FINAXA held 11,556 of its own shares (against 16,148 shares as of December 31, 2004 with a net book value of 817,378 euros).

Considering the previous paragraph and as a result of the exchange ratio aforementioned, as a counterpart to the merger contribution made by FINAXA, 283,425,552 shares with a nominal value of 2.29 euros each should be granted to FINAXA shareholders, these shares shall be created by AXA as a result of the increase in its share capital.

Accordingly, the share capital of AXA shall be increased by an amount of 649,044,514.08 euros, by way of creating 283,425,552 new shares with a nominal value of 2.29 euros each, to be granted to the FINAXA shareholders, pursuant to the exchange ratio aforementioned.

These numbers, given as at May 31, 2005, may vary, as a result of:

	–	increases in the share capital of FINAXA pursuant to the conversion of the Convertible Bonds, the exercise of the Subscription Options, the exercise by FINAXA shareholders of the option for payment of the dividend in shares and the consideration of the merger contribution of CFGA to FINAXA;
–	the number of shares of its own stock held by FINAXA as a result of the purchase and sale transactions of FINAXA shares made pursuant to the liquidity contract entered into between FINAXA and EXANE;

occurred or that could occur between May 31, 2005 and the date on which the aforementioned operations shall be suspended (except the variations resulting from the consideration of the merger contribution of CFGA to FINAXA).

Consequently, these numbers may be adjusted by the Board of Directors of FINAXA and the Management Board of AXA to take into consideration these variations within the proportions and limits described in Schedule 10. These numbers, once adjusted, will be included in the resolutions drafts submitted to the Extraordinary General Meetings of AXA and FINAXA, convened to vote on the mergers.

The exchange ratio being 15 AXA shares for 4 FINAXA shares, the FINAXA shareholders will bear the sole responsibility of purchasing or selling the fractional shares. However, at the completion date of the merger, the FINAXA shareholders who do not hold the necessary number of shares to obtain a whole number of AXA shares, will receive in return, as a counterpart of the fraction of AXA shares constituting fractional shares, an amount in cash equal to such fraction applied to the trading price of the AXA share at the date of completion of the merger.

The new shares to be created, as a result of the increase in share capital in exchange for this contribution, shall be subject to all statutory provisions, as from the completion date of the said increase in share capital and shall be comparable to the existing shares. Consequently, the shares shall be entitled to all distributions of dividends or any reserves which shall be decided by AXA as from the completion date of the said merger (i.e December 16, 2005 subject to the satisfaction of the conditions precedents provided by article 12 of this agreement).

Moreover, the shares shall be freely tradable from and after the completion of the increase in the share capital of AXA in exchange for the contribution of FINAXA in accordance with the provisions of article L. 228-10 of the French Commercial Code and shall be subject to an application for trading privileges on the Eurolist market of Euronext Paris S.A. An application for trading of the new shares under ADSs on the New York Stock Exchange will also be made.

Expect if there is any objection from the relevant FINAXA shareholders, the potential démembrement of FINAXA shares (i.e. shares divided into usufruct (usufruit) and bare ownership (nue propriété)) will be fully carried over to the new AXA shares issued in exchange for the said démembrées shares (i.e. divided into usufruct (usufruit) and bare ownership (nue propriété)), by subrogation, it being acknowledged that FINAXA will indicate to AXA in advance the accurate structure of its share capital and its potential démembrement of shares (i.e. shares divided into usufruct (usufruit) and bare ownership (nue propriété)).

2.	Contribution consideration of SGCI to AXA

In accordance with paragraph 4.2 of this agreement, the merger-contribution of SGCI shall not be remunerated by the issuance of new shares of the Acquiring Company, the latter holding the entire share capital of SGCI.

Consequently, neither the increase in share capital of AXA nor the creation of new shares in exchange for the merger contribution of SGCI shall occur, in accordance with the provisions of article L. 236-3 of the French Commercial Code.

ARTICLE 10	CAPITAL INCREASE OF AXA – EXPECTED AMOUNT OF MERGER PREMIUM AND LOSS ON CANCELLED SHARES - DECREASE IN THE SHARE CAPITAL OF AXA

1.	Merger contribution of FINAXA

1.1	Capital increase of AXA

As mentioned in article 9 above and subject to the potential modifications stated in such article, AXA will create 283,425,552 new shares with a nominal value of 2.29 euros per share, in exchange for the merger contribution of FINAXA, and will proceed with an increase of its share capital of 649,044,514.08 euros.

–	The share capital of AXA will be increased by	649,044,514.08 euros

–	And will therefore increase from	4,370,337,149.30 euros

–	To	5,019,381,663.38 euros

The share capital will be divided into 2,191,869,722 shares with a nominal value of 2.29 euros per share, fully paid and all of the same class.

1.2	Expected amount of merger premium

To calculate the merger premium, it shall be deducted:

	–	the net asset value of the merger contribution amounting to:	4,993,106,908 euros

	–	and the amount of the increase in the share capital of AXA amounting to:	649,044,514.08 euros

Accordingly, the difference, equal to 4,344,062,394 euros, shall constitute the merger premium of an amount.

This amount will be allocated to the “merger premium” account, in which the existing and the new AXA shareholders will have rights, and which will be registered in the liabilities section of AXA’s balance sheet. The amount of this premium is provided for indicative purposes, the final amount will have to take into consideration the allocation referred to in paragraph 1.3 below.

The merger premium may receive any allocation that complies with the general principles in force and decided by the  Extraordinary General Meeting of AXA. In particular, such Extraordinary General Meeting convened to approve this agreement and plan of merger of FINAXA with and into AXA, will be requested to authorize the Management Board to make any debit against the merger premium for the purposes of (i) restoring, on the liabilities heading of the balance sheet, the statutory provisions and reserves that existed on the balance sheet of FINAXA, as well as other reserves or provisions, the restoration of which is considered necessary; such restoration, if any, may be supplemented by utilizing all other premiums and reserves; (ii) attributing all or part of the fees, costs and expenses resulting from the merger; and (iii) restoring the legal reserve to 10% of the share capital, after the merger.

1.3	Capital decrease of AXA

Subject to potential modifications such as those mentioned below, after the acquisition by AXA of FINAXA, AXA shall receive 336,338,096 of its own shares (this amount also includes the AXA shares purchased by Oudinot Finance to “Les Ateliers de Construction du Nord de la France” (hereafter “ANF”)).

It shall be proposed to the Extraordinary General Meeting of AXA to cancel all of its 336,338,096 shares and to ascribe the difference between the contribution value of these shares (i.e 6,126,731,875 euros) and their nominal value (i.e 770,214,239.84 euros), i.e 5,356,517,635 euros, to the merger premium up to the amount available and, for the balance to any share premium account.

The share capital of AXA shall be reduced to 4,249,167,423.54 euros and divided into 1,855,531,626 shares with a nominal value of 2.29 euros per share, fully paid.

These numbers may vary as a result of the exchange transactions completed pursuant to the Exchangeable Bonds which occured or could occur between May 31, 2005 and the date on which the exchange transactions shall be suspended. Accordingly, these numbers may be adjusted by the Management Board of AXA to take into account this variation (in accordance with paragraph 1.1.1 of this agreement, a maximum amount of 50,530,301 AXA shares may be issued in exchange for the exchangeable bonds).

2.	Merger contribution of SGCI

	The net asset value of the merger contribution of SGCI amounting to:	68,249,049 euros

	And the cost of the SGCI shares in the accounts of the Acquiring Company after the purchase of all the SGCI shares amounting to:	86,787,210 euros

	The difference equals to the amount of the loss on cancelled shares, amounting to:	18,538,161 euros

The amount of the loss on cancelled shares shall be registered under the intangible fixed assets heading of the accounts of AXA, this amount is representative of the unrealized gains on the inherent intangible assets contributed by SGCI.

ARTICLE 11	ACQUIRED COMPANIES DISSOLUTIONS

In accordance with article L. 236-3 of the French Commercial Code, the completion of the merger of the Acquired Company with and into the Acquiring Companies effective after the Extraordinary General Meeting of the Acquiring Company recording the satisfaction of the conditions precedent described in article 12 below, shall result in the dissolution without liquidation of each Acquired Company and the universal transfer by operation of law of all assets and liabilities of the Acquired Companies to the Acquiring Company (transmission universelle de patrimoine).

IV.

CONDITIONS PRECEDENT – TAX TREATMENT OF THE MERGERS

ARTICLE 12	CONDITIONS PRECEDENT TO THE COMPLETION OF THE MERGER

1.	Merger of SGCI with and into AXA

The merger of SGCI with and into AXA shall become effective subject to the approval by the Extraordinary General Meeting of AXA of this agreement, of the merger contribution, as well as of the dissolution without liquidation of SGCI and the universal transfer by operation of law of all the assets and liabilities to AXA (“transmission universelle de patrimoine”).

If this condition is not met on December 31, 2005 at the latest, the provisions of this agreement relating to the merger of SGCI with and into AXA shall be considered automatically as null and void, without indemnities from either party unless agreed otherwise by AXA and SGCI, it being understood however that the provisions of this agreement relating to the merger of FINAXA with and into AXA shall remain in full force and effect.

The copy or certified extract of the minutes of the Extraordinary General Meeting of AXA acknowledging the satisfaction of the condition precedent shall be sufficient to establish the satisfaction of this condition precedent.

2.	Merger of FINAXA with and into AXA

The merger of FINAXA with and into AXA and the increase in share capital of AXA resulting from the merger shall become effective subject to the satisfaction of the following conditions precedent:

	–	completion of the Preliminary Mergers;
	–	approval by the Extraordinary General Meeting of FINAXA of this agreement and of the merger contribution, as well as the dissolution without liquidation of FINAXA and the universal transfer by operation of law of all the assets and liabilities of FINAXA to AXA (“transmission universelle de patrimoine”);
	–	approval by the Extraordinary General Meeting of AXA of this agreement and the merger contribution, of the increase in share capital allowing the remuneration on the merger contribution described in article

10 above, this meeting will be held last and will report on the effective completion of the merger and the dissolution of FINAXA.

The Preliminary Mergers and the merger of FINAXA with and into AXA are indivisible transactions and the FINAXA shares issued in exchange for the merger contribution of CFGA to FINAXA shall be immediately exchanged against AXA shares, subject to the approval of the merger of FINAXA with and into AXA by the Extraordinary General Meetings of AXA and FINAXA.

If all these conditions are not met on December 31, 2005 at the latest, this agreement and plan of merger shall be considered automatically null and void, without any indemnity from either party, unless otherwise agreed by AXA and FINAXA.

The copy or certified extract of the minutes of the Extraordinary General Meeting of AXA acknowledging the satisfaction of the conditions precedent shall be sufficient to establish the satisfaction of this condition precedent.

ARTICLE 13	DECLARATIONS AND TAX OBLIGATIONS

Messrs Claude Bébéar, Henri de Castries and Pierre Vaquier, ex officio, jointly and not severally, make the following declarations:

–	that FINAXA and AXA are limited liability companies (sociétés anonymes) having their registered office in France, and therefore, subject to corporate tax;
–	that SGCI is a limited liability company (société par actions simplifiée) having its registered office in France, and therefore, subject to corporate tax;
–	that these companies elect that the mergers be treated under the favourable tax regime provided by article 210 A of the French Tax Code (“Code Général des Impôts”) regarding corporate tax.

As a result, the options and undertakings relating to this agreement, according to the current legislation and subject to statutory and regulatory amendments, are as follows:

1.	Undertakings according to article 210A of the CGI

The companies elect that the mergers be governed by article 210 A of the CGI. The Acquiring Company undertakes to comply with all the provisions described in article 210 A of the CGI and particularly:

	–	to book among its liabilities the provisions of the Acquired Companies, on which tax is deferred and which will not be cancelled as a result of the present mergers as well as the regulated provisions, by, if needed, recharging them by allocation on the merger premium or by any other means if the latter is insufficient;

–	to substitute the Acquired Companies for the add-back of the income, taxation of such companies would have been deferred according to the provisions of article 210 A 3b of the CGI;
–	to calculate future capital gains made when non-depreciable intangible fixed assets that are contributed are sold, based on the value of these assets, for tax purposes, in the Acquired Companies’ book entries as of the completion date of the mergers, according to article 210 A 3d of the CGI, (including investment securities that are assimilated to elements of fixed assets pursuant to article 210 A 3 c of the CGI);
–	to add back to its taxable income, according to the terms and conditions of article 210 A 3d of the CGI, capital gains obtained resulting from the depreciable assets contributed by the Acquired Companies, and to include in the taxable income of the fiscal year of the disposal the portion not yet taxed of the capital gains pertaining to those of the assets which shall have been disposed of before the end of the adding back period;
–	to book the items other than the fixed assets contributed by the Acquired Companies for the value they had, for tax purposes, in the Acquired Companies’ book entries; if it is not done, the Acquiring Company will have to include in its taxable income of the fiscal year of the mergers, the gains corresponding to the difference between the new value of these items and their previous value, for tax purposes, in the book entries of the Acquired Companies;
–	to record the accounting entries of SGCI in its balance sheet (original value, depreciation, loss provisions) and calculate the provisions for depreciations with regards to the original value of the assets in the accounting entries of SGCI, in accordance with the administrative instructions dated August 11, 1993 and August 3, 2000;
–	to assume the undertakings of the Acquired Companies, with respect to the previous contributions or similar operations carried out by the latter or for the benefit of the latter and governed by the favourable tax regime and, in particular to be substituted to the Acquired Companies for the adding back of the capital gains whose adding back is differed for these companies.

With regard to other taxes, the Acquiring Company generally undertakes to be substituted in the obligations of the Acquired Companies for the payment of all taxes that may be due by the Companies in connection with the mergers.

In particular, the Acquiring Company undertakes to pay the 2.5% exceptional taxes on the long term capital gains reserves determined by the Acquired Companies pursuant to the conditions provided by article 39 of the “2004 Corrective Financial Law“ (Loi de Finances Rectificative pour 2004). In compliance with the statutory provisions, the corresponding reserves were subject to an accounting transfer on an ordinary reserve account, no long term capital gains reserves remain in the balance sheet of the Acquired Companies.

2.	Filing undertakings

The Acquiring Company undertakes to join to its income tax return statement in the official form provided by the tax administration, that discloses, for each kind of item included in the merger contributions of the Acquired Companies, all information necessary to calculate the taxable income arising out of the subsequent sale of these items, pursuant to article 54 septies I of the CGI and article 38 quindecies of Annex III of the CGI.

Moreover, the Acquiring Company undertakes to comply with the formalities provided by article 54 septies II of the CGI by recording the amount of the capital gains obtained resulting from the non-depreciable assets included in the mergers contributions, and on which taxation has been deferred, on the register designed for this purpose.

Moreover, at the same time that they file their last income tax return, within 60 days of the completion of the mergers, the Acquired Companies will have to file a statement to follow up the capital gains benefiting from a deferral of taxation as provided under article 54 septies I of the CGI.

3.	Consolidation of the income of the Acquired Companies from the retroactive effectiveness date

For accounting and tax purposes the mergers will be given effect retroactively as of January 1, 2005, and the income of the Acquired Companies realized after this date will be included in the taxable income of the Acquiring Company.

4.	Regarding registration taxes

The registration procedure will be carried out at a fixed duty of 230 euros, pursuant to article 816 of the CGI.

5.	Value-Added-Tax (VAT)

The parties confirm that the operations will be governed  in accordance with the tax guidelines 3 A -6-90, dated February 22, 1990, as updated.

According to the aforementioned guidelines, the Acquiring Company undertakes to subject to VAT the subsequent sales of equipment assets and to proceed, if need be, to adjustments, required under articles 207 bis, 210, 214, 215, 221 and 225 of the CGI Annex II, that the Acquired Companies should have done if they had carried on their activities.

According to the administrative documentation number 3 D 1411, n°73, dated November 2, 1996, the Acquired Companies declare their VAT credit as of the effective completion of the merger purely and simply to be transferred to the Acquiring Company, who will be subrogated in their rights and obligations.

The Acquired Companies specify that they expressly reserve the right, if need be, to submit to VAT all or part of the assets included in the contributions. Mention relating to that tax shall be made on a document equivalent to an invoice in the name of the Acquiring Company that would pay the amount of the said tax to the Acquired Companies.

The Acquiring Company undertakes to address to the competent tax administration the required number of copies making reference to the merger transactions in which it will mention, first, the undertaking to proceed to the readjustments the Acquired Companies would have been subject to and, then, the amount of the VAT credit that may be transferred, and the undertaking to subject to VAT the later sales of equipment assets.

ARTICLE 14	DELIVERY OF DEEDS

At the effective time of this agreement, the Acquiring Company will be given all the title deeds, instruments, documents and other evidences related to the contributed assets.

ARTICLE 15	DELEGATION OF POWERS TO AGENTS

The General Meeting of FINAXA convened to vote on the dissolution of FINAXA shall grant to Mr. Claude Bébéar, if necessary, a broad range of powers in order to ensure the completion of the merger transaction by himself or by an agent assigned by him, and, accordingly, to repeat, if necessary, the contributions made to the Acquiring Company; to establish all confirming, complementary or corrective, and necessary acts, to accomplish all acts and requirements useful in facilitating the universal transfer by operation of law of all assets and liabilities of FINAXA (transmission universelle de patrimoine) of ; and, eventually, to satisfy all requirements and make all declarations.

In addition, the Chairman of AXA’s Management Board and/or one of the members of the Management Board shall accomplish, together or separately, by themselves or by an agent, all formalities following the dissolution of FINAXA.

ARTICLE 16	ABDICATION OF RIGHT OF PRIVILEGE AND TERMINATION PROCEEDINGS (ACTION RESOLUTOIRE)

The Acquired Companies expressly desist their right of privilege or termination proceedings (action résolutoire) which could result from this agreement to their benefit. They agree that no registration should occur that may endorse this right of privilege or termination proceedings (action résolutoire).

ARTICLE 17	POWERS– ELECTION OF RESIDENCE

The holder of an original, of a copy or of a certified extract of this agreement shall have necessary powers to make any registrations or announcements required by the legislation, especially in order to cause the objection period granted to creditors to start before the General Meetings convened to acknowledge and vote on this agreement, and in general, to fulfill any legal requirements and to make any notification that would be necessary.

For the execution of this agreement, the undersigned, ex officio, have elected to be resident at the registered office of the companies they represent.

ARTICLE 18	LANGUAGE

For the registrations to be carried out pertaining to the mergers, there will be an English version of this agreement. The French version shall govern with respect to the rights and obligations of the parties described herein.

Made in Paris
June 29, 2005
In ten original copies
One copy for registration,
One copy for each party,
Six copies for court filing,
Two copies for INPI.

FINAXA represented by Mr. Claude Bébéar	AXA represented by Mr. Henri de Castries

SGCI represented by Colisée Gérance represented by Mr. Pierre Vaquier

LIST OF SCHEDULES

Schedule 1	Description of the Subscription Option Plans issued by FINAXA
Schedule 2	Description of the Convertible Bonds issued by FINAXA
Schedule 3	Description of the Exchangeable Bonds issued by FINAXA
Schedule 4	Description of AXA stock option plans and convertible subordinated bonds
Schedule 5	Financial statements of the Acquired Companies as of December 31, 2004
Schedule 6	Agreement and plan of merger between OUDINOT FINANCE, FDR PARTICIPATIONS, COLISEE VENDOME, CFGA and FINAXA dated June 29, 2005
Schedule 6 bis	Off-balance sheet commitments undertaken by FINAXA
Schedule 7	Valuation methods of the exchange ratio used for the merger of FINAXA with and into AXA
Schedule 8	Details of the assets contributed by the Acquired Companies and the liabilities assumed by the Acquiring Company
Schedule 9	Description of “AXA” trademark
Schedule 10	Limits of adjustments of the FINAXA share capital variations